UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_________________________________

FORM 8-K
 _____________________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 30, 2022

 __________________________________________
MOHEGAN TRIBAL GAMING AUTHORITY
(Exact name of registrant as specified in its charter)
 __________________________________________

Not Applicable	033-80655	06-1436334
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT		06382
(Address of principal executive offices)		(Zip Code)
(860) 862-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1    Registrant's Business and Operations
Item 1.01    Entry into a Material Definitive Agreement.
In connection with the development by Inspire Integrated Resort Co., Ltd. (“Inspire”), an indirect wholly-owned subsidiary of the Mohegan Tribal Gaming Authority (the “Company”), of the INSPIRE Entertainment Resort, an integrated entertainment resort project involving the construction of a casino, hotels, family park and other amenities on a project site situated in the IBC (international business center)-III region owned by, and located adjacent to, the Incheon International Airport on Yeongjong Island in Incheon, South Korea (the “Project”), the Company previously announced certain financing for the Project, which financing included a commitment by the general contractor, Hanwha Corporation (“Hanwha”), to make a subordinated investment in the form of the issuance by Inspire of non-registered, non-guaranteed junior convertible bonds (the “Convertible Bonds”), in the amount of 100.0 billion Korean won (approximately $80 million U.S. dollar equivalent as of December 30, 2022) (the “CB Funding”), the first tranche of 50.0 billion Korean won (approximately $40 million U.S. dollar equivalent as of December 30, 2022) of which (the “CB First Tranche”) was to be funded on or before December 30, 2022.
In this connection, on December 27, 2022, Inspire and Hanwha executed a Junior Convertible Bonds Subscription Agreement (the “CB Subscription Agreement”) outlining the terms and conditions of the Convertible Bonds and the CB Funding, and on December 30, 2022, Hanwha funded the CB First Tranche to Inspire. Under the CB Subscription Agreement, the second tranche in the amount of 50.0 billion Korean won must be funded on or before March 30, 2023.
The Convertible Bonds bear interest at a fixed coupon rate equal to 5.5% per annum (the “Coupon Rate”) and mature on December 30, 2032. Interest is payable at the Coupon Rate every three months, with the first interest payment date commencing on the date that is three months after the funding of each respective tranche. At maturity, Inspire is required to pay a redemption amount equal to a yield-to-maturity rate of 10.0% per annum, compounding annually, applicable to the principal amount of any Convertible Bonds then outstanding, less the amount of interest paid at the Coupon Rate on such principal as of the maturity date (the “YTM Amount”).
Commencing on the 36-month anniversary of the respective issue date of the Convertible Bonds, Inspire may pay prior to maturity an amount not to exceed 70% of the aggregate face value of the Convertible Bonds at a redemption price equal to 100% of the principal amount of the Convertible Bonds redeemed, plus an amount equal to the YTM Amount.
Commencing on the 60-month anniversary of the respective issue date of the Convertible Bonds, Hanwha is entitled to require Inspire to prepay before maturity all or part of the outstanding principal at a redemption price equal to 100% of the principal amount of the Convertible Bonds redeemed, plus accrued and unpaid interest at the Coupon Rate, if any.
In addition, commencing on the 60-month anniversary of the respective issue date of the Convertible Bonds, Hanwha shall have the right to convert the Convertible Bonds into common shares of Inspire, not to exceed 5.0% of the total number of outstanding shares of Inspire, at an initial conversion price equal to 99,960 Korean won per share (the “Conversion Price”). The Conversion Price is subject to adjustment from time to time upon certain events as further described in the CB Subscription Agreement.
All obligations of Inspire are secured, on a class 3 beneficiary basis, by liens on substantially all assets of, and the equity interests in, Inspire as of the execution date or acquired thereafter and certain assets related thereto, in each case, subject to certain exceptions and limitations. The Convertible Bonds are junior in priority to borrowings under Inspire’s senior credit facilities, and no amounts other than interest may be paid to Hanwha under the CB Subscription Agreement until Inspire has repaid any and all amounts due to the senior lenders under the senior credit facilities unless otherwise agreed by the senior lenders (“Senior Facility Repayment”). Accordingly, Hanwha may not, among other things, accelerate payment of the Convertible Bonds or foreclose on any security prior to the Senior Facility Repayment.
The foregoing description of certain provisions of the CB Subscription Agreement is qualified in its entirety by reference to the full text of the CB Subscription Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.
Section 2    Financial Information
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above in Item 1.01 is incorporated by reference into this Item 2.03.
Section 3    Securities and Trading Markets
Item 3.02    Unregistered Sales of Equity Securities.
The information set forth above in Item 1.01 with respect to the issuance of the Convertible Bonds is incorporated by reference into this Item 3.02.

Section 9    Financial Statements and Exhibits
Item 9.01    Financial Statements and Exhibits.
(d)Exhibits

Exhibit No.	Description
10.1	Junior Convertible Bonds Subscription Agreement, dated December 27, 2022, between Hanwha Corporation and Inspire Integrated Resort Co., Ltd.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY D/B/A MOHEGAN GAMING & ENTERTAINMENT
Date:	January 6, 2023	By:	/s/ Ralph James Gessner Jr.
Ralph James Gessner Jr.
Chairman, Management Board